Exhibit 99.4

SAMSON OIL & GAS LIMITED – ALLOTMENT AND ISSUE OF SHARES AND OPTIONS

Denver 1700 hours June 16th, Perth 0700 hours June 17th, 2013

The Directors of Samson Oil & Gas Limited (“Samson” or the “Company”) advise that on Friday 14 June 2013, the Company completed the allotment of 114,333,305 ordinary fully paid shares together with 45,733,371 free attaching options pursuant to a non renounceable rights issue which closed on 31 May 2013, the issue raised gross proceeds of A$2.86 million.

Application has been made to the ASX for the quotation of the options, which are exercisable at 3.8 cents each and expire on 31 March 2017.

The proceeds from the rights issue, together with existing cash reserves (US$16.4 million at 31 March 2013) will be used to fund planned infill development drilling programs on Samson’s North Stockyard and Rainbow Projects. In accordance with the ASX Listing Rules, Samson has reserved the right to place the shortfall from the rights issue (up to 590,610,648 ordinary shares and 236,244,210 options) within 3 months of the closing date.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,229 million ordinary shares issued and outstanding, which would be the equivalent of 111 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.45 per ADS on June 13th, 2013 the Company has a current market capitalization of approximately US$49.9million. Correspondingly, based on the ASX closing price of A$0.023 on June 14th, 2013, the Company has a current market capitalization of approximately A$53.5 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for Samson’s recently concluded Rights Offering as well as in the Company's annual report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.